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                                                                   Exhibit 10.13

                       PHILADELPHIA SUBURBAN CORPORATION
                             DIRECTOR DEFERRAL PLAN
              (as amended and restated effective January 1, 2003)

        In recognition of the services provided by non-employee directors, Philadelphia Suburban Corporation wishes to make a vehicle available to them that will facilitate the provision of additional retirement benefits to those individuals under the terms and conditions hereinafter set forth. The provisions of this Plan reflect the effect of the merger of the Consumers Water Company 1992 Deferred Compensation Plan for Directors Plan B (the "Consumers Directors' Plan") with and into the Philadelphia Suburban Corporation Director Deferral Plan effective as of January 1, 2003.

                                   ARTICLE 1
                                  Definitions

         1.1 "Account" means a bookkeeping account established pursuant to
Section 3.1 which reflects the amount standing to the credit of the Participant under the Plan.

         1.2 "Affiliated Company" means any affiliate or subsidiary of the Company.

         1.3 "Base Retainer" means the annual amount of retainer paid by the Company to a Director for any calendar year including meeting fees, committee fees and fees for committee chairs.

         1.4 "Beneficiary" means the person(s) designated by a Participant to receive any benefits payable under this Plan subsequent to the Participant's death. The Committee shall provide a form for this purpose. In the event a Participant has not filed a Beneficiary designation with the Company, the Beneficiary shall be the Participant's estate.

         1.5 "Board" means the PSC Board or the board of directors of an Employer. "PSC Board" means the Board of Directors of the Company.

         1.6 "Committee" means the Compensation Committee of the PSC Board which shall act for the Company in making decisions and performing specified duties with respect to the Plan.

         1.7 "Company" means Philadelphia Suburban Corporation and its successors.

         1.8 "Director" means each individual who serves as a non-employee member of the Board. "Former Director" means an individual who was a participant in the Consumers Directors' Plan and who is eligible to participate in the Plan as a result of the merger of the Consumers Directors' Plan into the Plan as of the Amendment Effective Date. In the event of the death or incompetence of a Participant, the term shall mean the Participant's personal representative or guardian.

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         1.9 "Effective Date" means January 1, 1995. "Amendment Effective Date"
means January 1, 2003.

         1.10 "Employer" means the Company and/or any Participating Employer, either collectively or individually, as the context requires.

         1.11 "Participant" means (a) any Director and (b) any Former Director.

         1.12 "Participating Employer" means any Affiliated Company which is designated by the PSC Board as a Participating Employer under the Plan and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliated Company. A Participating Employer may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments thereto shall apply to each Director of the Participating Employer. In the event the designation as a Participating Employer is revoked by the board of directors of an Affiliated Company, the Plan shall be deemed terminated only with respect to such Participating Employer.

         1.13 "Plan" means the Philadelphia Suburban Corporation Director Deferral Plan as the same is set forth herein, and as it may be amended from time to time.

         1.14 "Plan Year" means the calendar year.

         1.15 "Termination from Service" means the Director's resignation or other termination from service as a member of the Board for any reason. Except as otherwise provided herein, a Termination from Service shall be deemed to have occurred on the last day of the Director's service as a member of the Board. With respect to the Participants who were participants in the Consumers Directors' Plan, "Termination from Service" means the later of (i) the Participant's resignation from service as a member of the Board of Consumers Water Company or termination from service as a member of the Board for any reason, if later and (ii) the Participant's attainment of age 65.

                                   ARTICLE 2
                                  Eligibility

         2.1 Each Director shall be eligible to participate in the Plan on the first day of the calendar quarter following election as a Director. Former Directors shall be eligible to participate in the Plan as of the Amendment Effective Date.

                                   ARTICLE 3
                                    Benefits

         3.1 The Employer shall create and maintain on its books an Account for each Participant to which it shall credit amounts contributed to the Plan pursuant to this Article 3. The Employer shall also credit each Participant's Account with deemed earnings for each Plan Year in accordance with the provisions of Article 8 hereof.


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         3.2 At least 30 days prior to the commencement of any calendar quarter in a Plan Year, a Director may elect to have the Employer credit to the Director's Account an amount equal to any whole percentage or dollar amount (or shares of stock of the Employer ("Shares") to the extent that the Base Retainer would otherwise be paid in Shares) of the Director's Base Retainer, if any, to be earned for the balance of such Plan Year. If an election is made to have a contribution credited to the Director's Account for a Plan Year, the credit shall be made at the time that such amount would otherwise have been paid (or Shares distributed) and shall reduce the Director's Base Retainer with respect to that Plan Year by a corresponding amount. The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Committee to the Directors prior to the commencement of a Plan Year.

         3.3 Any elections under this Article shall be made in writing on such form as the Committee shall specify. Any election by a Director pursuant to this
Section 3.3 shall be irrevocable and may not be modified in any respect.

                                   ARTICLE 4
                         Distributions to Participants

        4.1 A Participant's benefit under the Plan shall be distributed in one lump sum (including Shares to the extent the Director elected to defer the receipt of such Shares pursuant to Section 3.2), or, if the value of the Participant's Account is at least $25,000, in 12 annual installments (with the balance to be distributed, including Shares, if applicable, continuing to be credited with deemed earnings for each subsequent Plan Year in accordance with the provisions of Article 8 hereof) equal to 1\12, 1\11, 1\10\, 1\9, 1\8, 1\7, 1\6, 1\5, 1\4, 1\3, 1\2, and 1\1 of the balance then credited to the Participant's Account, and shall be paid, or commence, as soon as practicable following the completion of the valuation of the Participant's Account for the last day of the month in which the Participant has a Termination from Service; provided however, that each Participant shall make an election, in the form and manner specified by the Committee, as to the form of payment on or before the end of the year preceding the year of payment. If no such election has been made by the first day of the year in which the Participant has a Termination from Service then distribution shall be delayed and shall be made, or commence, as soon as practicable after the first day of the year following the year in which the Participant has a Termination from Service. Notwithstanding anything herein to the contrary, (i) in the event that such a Participant fails to make an election, distribution shall be in the form of one lump sum payment, including Shares, paid as soon as practicable after the first day of the year following the date the Participant has a Termination from Service and (ii) payments of the amount credited to a Former Director's Account (or portion of the Account attributable to the Consumers Directors' Plan, in the case of a Former Director who is also a Director) shall be made in equal monthly installments over a period of 120 months, beginning on January 1 of the Plan Year following the Former Director's Termination of Service. Interest credited in accordance with
Article 8 during the period in which periodic installments are paid pursuant to this Section 4.1 shall be distributed currently.


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         4.2 In the event that a Participant incurs a "significant financial hardship" while a Participant, as determined by the Committee, the Participant may apply, in writing, for a withdrawal of all or a portion of the balance credited to the Participant's Account (including Shares, if elected by the Participant) in the form of a lump sum. All determinations by the Committee regarding the existence of a financial hardship shall be made in accordance with the provisions of the Company's Thrift Plan dealing with whether a financial hardship exists for purposes of permitting withdrawals thereunder. The Committee shall determine whether to permit a such a withdrawal and, based upon the Participant's application, the amount necessary to satisfy that hardship, which shall be distributed in a single sum (including any Shares, as elected by the Director) as soon as practicable after the Committee's determination.

         4.3 Upon the request of a Former Director, the Committee may, in its sole discretion, approve payments of the amount credited to his or her Account (or portion of the Account attributable to the Consumers Directors' Plan, in the case of a Former Director who is also a Director), (i) beginning on a date prior to that specified in Section 4.1, (ii) in installments over a shorter period than that specified in Section 4.1, and (iii) in a single lump sum, in each case to be made or commence being made in the Plan Year following the Plan Year in which such request is made to the Committee.

                                   ARTICLE 5
                                 Death Benefit

        5.1 In the event of the death of a Participant prior to the payment of the full benefit due pursuant to Article 4, or in the event of the death of a Former Director receiving any form of distribution, the Participant's Beneficiary shall receive a lump sum distribution equal to the balance of the Participant's Account on the date of death. The benefit payment to the Beneficiary will be made as soon as practicable following the completion of the valuation of the deceased Participant's Account. In the event of the death of a Participant who was a Director, after payment of a benefit has commenced in installments, pursuant to Section 4.1 hereof, the Participant's Beneficiary shall receive the payments due following the Participant's death; provided, however, that prior to receiving the next annual installment, the Beneficiary may elect to receive, on the next payment date, in full satisfaction of the Beneficiary's entitlement under the Plan, a lump sum distribution (including any Shares then credited to the Director's Account) equal to the remaining balance then credited to the Participant's Account.

                                   ARTICLE 6
                                    Vesting

         6.1 The balance credited to a Participant's Account attributable to
Section 3.2 shall be fully vested at all times.

                                   ARTICLE 7
                                    Funding

         7.1 The PSC Board may, but shall not be required to, authorize the establishment of a trust by the Employer to serve as the funding vehicle for the benefits described in Article 3 hereof. In any event, the Employer's obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of the Employer. In addition, it is the intention of the Employer that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.


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                                   ARTICLE 8
                                  Investments

        8.1 The balance credited to a Participant's Account (other than Shares) shall be deemed to be invested in an interest bearing instrument which shall provide for interest to be credited and compounded monthly at an effective rate equal to 100 basis points in excess of the prime commercial lending rate established by Mellon Bank N.A., or such other bank determined by the Committee to be the Company's primary bank as of the beginning of any Plan Year, as in effect on the 15th day of each month (or if such day is a non-business day, on the first business day thereafter) during which there is a positive balance in a Participant's Account. Interest shall be applied to the average balance of each Participant's Account during the prior 30-day period. For Participants who are Former Directors, the interest rate stated in the foregoing sentence shall be the only form of interest or earnings credited to such Participants' Account (or portion of the Account attributable to the Consumers Directors' Plan, in the case of a Former Director who is also a Director) from and after the Amendment Effective Date. The Committee may determine to make available for Directors, and announce to those Directors the procedure to elect, other deemed forms of investment for the amounts credited to the Accounts. Such other forms of investment shall be set forth in Exhibit A attached to this Plan. A Director's Account, to the extent credited with any Shares, shall be deemed to earn any dividends paid with respect to such Shares and the accumulated dividends, as and when sufficient in amount, shall be deemed invested in additional whole Shares.

                                   ARTICLE 9
                                 Administration

         9.1 The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Employer, the Board, all Employees, all beneficiaries of Employees and all persons and entities having an interest therein.

         9.2 Members of the Committee shall serve without compensation for their services unless otherwise determined by the PSC Board. All expenses of administering the Plan shall be paid by the Employer.

         9.3 The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the PSC Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

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         9.4 Any decisions, actions or interpretations to be made under the Plan by the Company, the Employer or the Committee (other than in the administration of the Plan) shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

                                   ARTICLE 10
                                    Amendment

         10.1 The Plan may be amended by the Committee at any time and from time to time all without prior notice to any person or entity; provided, however, that no such amendment shall have the effect of divesting a Participant of the benefit which the Participant would otherwise receive hereunder at the time the amendment is adopted.

                                   ARTICLE 11
                                  Termination

         11.1 Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Employer. The Committee, acting on behalf of the Employer, shall have the right to terminate the Plan in whole or in part at any time all without prior notice to any person or entity; provided, however, that such termination shall not have the effect of divesting a Participant of the benefit which the Participant would otherwise receive hereunder at the time of the termination.

                                   ARTICLE 12
                                 Miscellaneous

         12.1 Nothing contained herein shall be construed as conferring upon a Director the right to continue in such capacity.

         12.2 The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Employer.

         12.3 The provisions of the Plan shall be construed and applied under the laws of the Commonwealth of Pennsylvania.

         12.4 The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In addition, a Participant's rights hereunder are not subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's Beneficiary.


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         12.5 If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not effect any other provisions hereof and the Plan shall be construed and enforced as if such provisions had not been included.

         12.6 The headings and captions herein are provided for convenience only, and shall not be construed as part of the Plan, and shall not be employed in the construction of the Plan.

         12.7 Any benefit payable to or for the benefit of a payee who is a minor, an incompetent person, or is otherwise incapable of receipting therefore shall be deemed paid when paid to such person's guardian or to the party providing, or a reasonably appearing to provide, the care for such person, and such payment shall fully discharge the Employer, the Committee, the Board and all other parties with respect thereto.


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                                   EXHIBIT A

         Effective January 1, 1999, the following additional deemed investments may be elected by a Director.

        1. Company Stock - A Director may elect, at the time and in the manner specified by the Committee, to direct that any portion or all of the amounts elected to be deferred under Section 3.2 of the Plan be deemed invested in common shares of Philadelphia Suburban Corporation. The purchase price for shares deemed purchased under the Plan shall, except as otherwise provided in the next sentence, be the sum of (a) 95% of the average of the high and the low price for common shares of the Company as reported on the New York Stock Exchange for the date an amount to be invested in such shares is credited to the Director's Account under Article 3 (or, if no such price is reported for that date, as of the next preceding date) and (b) any transfer, excise or similar tax that would be imposed on the transaction pursuant to which a share would be purchased. The purchase price for shares deemed purchased with dividends credited to shares shall be an amount equal to 95% of the average of the high and low sales price for such shares as reported in the NYSE-Composite Transactions for each of the five trading days immediately preceding the date that an amount to be invested in such shares is credited to the Director's Account under Article 3. The sale price for shares deemed sold under the Plan shall be 100% of the average of the high and low price for common shares of the Company as reported on the New York Stock Exchange for the date the shares are deemed sold (or, if no price is reported for that date, as of the next preceding date), less any transfer, excise or similar tax that would be imposed on the transaction pursuant to which a share would be sold.


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